Exhibit 97.1

BROOKFIELD RENEWABLE PARTNERS L.P.
BROOKFIELD RENEWABLE CORPORATION
BROOKFIELD BRP HOLDINGS (CANADA) INC.

CLAWBACK POLICY

November 2023

This Clawback Policy (this “Policy”) applies to senior executive officers and any other individuals (collectively, “Executive Officers”) that would be considered an “executive officer” of Brookfield Renewable Partners L.P. (the “Partnership”), Brookfield Renewable Corporation (“BEPC”), Brookfield BRP Holdings (Canada) Inc. (“BRP Holdings”) and/or any of their respective controlled subsidiaries whose securities may be listed on a U.S. national security exchange from time to time (the “Listed Subsidiaries” and each, a “Listed Subsidiary”) within the meaning of Rule 10D-1(d) under the U.S. Securities Exchange Act of 1934 and the applicable stock exchange rules implementing such Rule (collectively, the “U.S. Clawback Rules”).

In the event the Partnership, BEPC, BRP Holdings or any other Listed Subsidiary (each, a “Subject Issuer”) is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required accounting restatement to correct a material error in such Subject Issuer’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the applicable board of directors (the “Board”) will review all compensation (“Incentive-Based Compensation”) that is (i) granted, earned or vested based wholly or in part upon the attainment of one or more measures that are determined and presented in accordance with the accounting principles used in preparing such Subject Issuer’s financial statements, or are derived wholly or in part from such measures (collectively, “Financial Reporting Measures”), and (ii) “received” by Executive Officers of such Subject Issuer (a) after beginning service as an Executive Officer of such Subject Issuer, (b) during the three completed fiscal years immediately preceding the date on which such Subject Issuer is required to prepare an Accounting Restatement (the “Restatement Date”) (as well as during any transition period specified under the U.S. Clawback Rules), (c) while such Subject Issuer has a class of securities listed on a U.S. national securities exchange, and (d) after the U.S. Clawback Rules became effective. For purposes of the U.S. Clawback Rules and this Policy, “received” means the applicable Financial Reporting Measures have been attained, regardless of when the compensation is actually granted or paid.

If, in connection with an Accounting Restatement of a Subject Issuer, the Board of such Subject Issuer determines that one or more Executive Officers of such Subject Issuer received an amount of Incentive-Based Compensation in excess of the amount that otherwise would have been received had it been determined based on the restated amounts in connection with such Accounting Restatement, as calculated without regard to any taxes paid and otherwise in accordance with the U.S. Clawback Rules (such excess, the “Erroneously Awarded Compensation”), such Subject Issuer will, reasonably promptly after the Restatement Date, seek recoupment from all such Executive Officers of all Erroneously Awarded Compensation. For the avoidance of doubt, in the event an Executive Officer has received Incentive-Based Compensation in respect of more than one Subject Issuer that is subject to an Accounting Restatement, the amount of Erroneously Awarded Compensation will be calculated individually for each Subject Issuer, but without duplication in the event that the applicable Incentive-Based Compensation relates to the Financial Reporting Measures of more than one Subject Issuer.

Erroneously Awarded Compensation must be recovered as provided in this Policy on a “no fault” basis without regard to whether any Executive Officer is responsible for the noncompliance that resulted in the Accounting Restatement, unless a committee of independent directors of the Board of the applicable Subject Issuer responsible for executive compensation decisions (or in the absence of such committee, the majority of the independent directors serving on the Board of the applicable Subject Issuer) determines that any of the impracticality exceptions set forth in the U.S. Clawback Rules are available. Any appropriate method may be used for recouping Erroneously Awarded Compensation. A Subject Issuer’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements in connection with the Accounting Restatement have been filed, and no Subject Issuer may indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation in respect of any Subject Issuer.

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Each document setting forth the terms and conditions of any Incentive-Based Compensation granted or paid to an Executive Officer will include a provision incorporating this Policy or the requirements of this Policy. The remedies specified in this Policy will not be exclusive and will be in addition to every other right or remedy at law or in equity that may be available to the Subject Issuer.

This Policy shall be qualified by reference to, is designed to comply with, and will be interpreted consistent with applicable U.S. Clawback Rules (including, without limitation, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act).

The Board of each Subject Issuer has full and final authority to make all determinations under this Policy with respect to any Erroneously Awarded Compensation in respect of such Subject Issuer, including, without limitation, whether this Policy applies and if so, the amount of compensation to be repaid or forfeited by an Executive Officer. All determinations and decisions made by such Board under this Policy will be final, conclusive and binding on all parties.

This Clawback Policy was reviewed and approved by the Board of the general partner of the Partnership, the Board of EPC and the Board of BRP Holdings on November 2, 2023.

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